Hoku Announces Realignment of Polysilicon Capacity; Outlines Financing Plan

POCATELLO, ID, September 4, 2008 (MARKET WIRE via COMTEX News Network) -- Hoku Materials, Inc., a wholly owned subsidiary of Hoku Scientific, Inc. (NASDAQ: HOKU) established to manufacture and sell polysilicon for the solar market, today announced that after recently securing an aggregate of more than $1 billion in new polysilicon purchase commitments from Kinko Energy, Tianwei New Energy, and Wealthy Rise International, Ltd (Solargiga) (announced today), it has reallocated its planned polysilicon capacity and ended contract amendment negotiations with two of its customers: Sanyo Electric Co., Ltd. (Sanyo); and Global Expertise Wafer Division, Ltd. (GEWD), a wholly owned subsidiary of Solar Fabrik AG. The company exercised its option to terminate its polysilicon supply contract with GEWD, and both Sanyo and Hoku mutually exercised their options to terminate the supply agreement in place between their respective companies. Hoku had previously reported that its planned Pocatello, Idaho polysilicon manufacturing facility was oversubscribed at its designed 3,500 metric ton annual production level. Termination of the Sanyo and GEWD contracts allowed Hoku to resolve this overage and reallocate some of its expected production capacity to Kinko Energy, Tianwei New Energy, and Solargiga. The contract terminations also enable the company to evaluate further supply contracts with other current and future customers, within its current expected capacity.

Hoku’s supply agreements with Sanyo and GEWD, which were first signed in early 2007, contained financing and other milestones agreed upon while Hoku was still in the preliminary engineering and construction phase of its polysilicon plant project. Funds were to be paid to Hoku in the form of prepayments under these contracts upon successful completion of specific milestones. Under the terms of these agreements, all parties had the right to terminate their respective contracts if certain financing targets were not reached by May 31, 2008. Hoku had been working with Sanyo and GEWD to amend their respective contracts, seeking to align them more closely with the polysilicon sales agreements it had more recently signed. Sanyo and GEWD had each paid $2 million in prepayments, which Hoku will be required to return.

“This realignment of production capacity is a positive development for Hoku,” said Dustin Shindo, Chief Executive Officer of Hoku Scientific. “We resolved the issue of our plant being oversubscribed, and gained the flexibility to allocate that capacity to customers that are able to provide up-front capital for plant construction costs, which the Sanyo and GEWD contracts did not do. Owing to Hoku’s demonstrated progress, we are now able to secure contracts with more favorable prepayment and pricing terms.”

After the termination of the Sanyo and GEWD agreements and the addition of the recent contracts with Kinko Energy, Tianwei New Energy, and Solargiga, Hoku retains prepayment commitments totaling $270 million. With the signing of its three most recent contracts, Hoku now has $30 million more in committed prepayments than from the contracts signed in 2007. Table 1 below summarizes Hoku’s current customer contracts.

Table 1 - Hoku's current polysilicon supply agreements

Customer	Contract signed	Contract term	Prepayment amount	Total contract value	First shipment
Suntech Power	June 2007	10 years	$47 million	$678 million	2009
Solarfun	November 2007	10 years	$55 million	$384 million	2009
Kinko Energy	July 2008	10 years	$55 million	$298 million	2009
Tianwei New Energy	August 2008	10 years	$45 million	$284 million	2010
Solargiga	September 2008	10 years	$68 million	$455 million	2010
Total			$270 million	$2.099 billion

Hoku also reported that it is evaluating ways to increase the effective capacity of its facility beyond 3,500 metric tons of polysilicon production. “Based on our expected reactor productivity, plus the investment we have already made to upsize our vent gas recovery and TCS production equipment, we believe we can achieve a full production yield beyond the 3,500 metric ton mark, with little if any incremental capital costs,” said Shindo. Last week, the company finalized and obtained the necessary air permits to operate its plant at 4,000 metric tons of capacity. Shindo continued, “We are currently evaluating opportunities to enter new long-term sales contracts that utilize this incremental capacity. To allow for a gradual ramp-up, these discussions conservatively assume incremental capacity would be available in 2010.”

The company also announced plans to move its pilot production and polysilicon reactor demonstration into the first quarter of calendar year 2009. “We were planning on executing our reactor demonstration as early as possible in order to trigger milestone prepayments from customers, including GEWD and Sanyo,” Shindo said. “Since our current contracts do not require a pilot production demonstration in 2008, we rescheduled the test for early 2009 where it fits naturally in the plant ramp-up. By moving the demonstration into the first quarter of 2009, we avoid an unnecessary allocation of engineering and operational resources and expect to save approximately $4 million. This change does not reflect any delay in our construction, the expected first delivery of commercial product, or the expected date when our plant will be at full production capacity. We are on schedule to make our first commercial shipment in the first half of 2009 and expect to have the plant operating at full capacity by the first half of 2010.”

Hoku Updates Financing Milestones; Terminates Equity Distribution Agreement with UBS

Hoku’s planned polysilicon production facility is expected to cost approximately $390 million for 3,500 metric tons of capacity. As of June 30, 2008, the company had invested $58 million into the project, including $41 million of its own cash, and $17 million from customer prepayments.

Hoku plans to contribute approximately $6 million of additional cash, which would bring Hoku’s total cash contribution to $47 million. Combining this $47 million with the $270 million in prepayments committed by its current customers brings the total identified funding to approximately $317 million. Hoku plans to finance the remaining $73 million of the estimated $390 million total project budget through additional prepayments from potential new customers, and through debt or equity financing, as required. Table 2 below summarizes the expected timing and amount of each customer’s prepayments to Hoku.

“The scheduled prepayments from our current customer contracts will provide important funding necessary to meet our near- and mid-term project development milestones. We expect to add to this strong group of customers and continue to utilize additional prepayments to help meet our project budget,” commented Shindo.

Table 2 - Hoku’s current customers and associated prepayments

(in millions)

Customer	Deposits received to date	Q3 CY08	Q4 CY08	Q1 CY09	Q2 CY09	Q3 CY09	Q1 2010	Total
Suntech	$2			$15*	$15*	$15*		$47
Solarfun	$11	$19		$20			$5	$55
Kinko	$2	$8	$20	$25				$55
Tianwei	$15		$15	$10			$5+	$45
Solargiga		$22	$21	$20			$5+	$68
Total	$30	$49	$56	$90*	$15*	$15*	$15+	$270

* Suntech prepayments are subject to construction and process/production milestones, expected as indicated above.
+ Tianwei and Solargiga final prepayments will be made upon receipt of first shipment, expected as indicated above, or earlier.

Hoku also terminated the previously announced equity distribution agreement (EDA) with investment bank, UBS. The company raised approximately $7 million from the sale of about one million shares under the EDA. “The EDA provided strategic bridge financing for Hoku,” commented Shindo. “It allowed us to keep our construction schedule on track in advance of expected customer prepayments and afforded us the time to sign new customers that provided additional prepayments. Considering these near-term prepayment receipts and our plan to sign at least one more supply agreement, we feel the EDA is no longer the appropriate financing tool for Hoku.”

Given the timing and amount of deposits under its current customer agreements and the company’s current cash available, Hoku reported it now only needed to identify $20 million in additional funding for 2008, and $53 million in 2009. The company said these funds could come from additional prepayments from new customers and from additional debt or equity financing, as needed.

About Hoku Scientific, Inc.

Hoku Scientific, Inc. (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar is a provider of turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku (R), Hoku Scientific (R), Hoku Solar(TM) and Hoku Fuel Cells(TM) are trademarks of Hoku Scientific, Inc., and Hoku Materials(TM) is a trademark of Hoku Materials, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to the timing and amount of financing Hoku Scientific and Hoku Materials will need to raise to complete the engineering, procurement, and construction of their planned polysilicon production plant; Hoku Materials’s ability to sign polysilicon supply agreements with new customers; Hoku Materials's ability to successfully derive revenues from the sale of polysilicon to its existing customers; the timing of when Hoku Materials expects to receive an aggregate of $270 million in prepayments from its existing contracted customers; the ability of Hoku Materials to engineer and construct a production plant for polysilicon; the cost for engineering, procurement and construction of its polysilicon production plant, including any additional costs that may be required to increase the planned production capacity beyond 3,500 metric tons per year; Hoku Materials’s ability to produce polysilicon at more than 3,500 metric tons per year; Hoku Materials’ plans to sell additional capacity in excess of 3,500 metric tons of capacity to new long-term contracts and the timing of delivery under those contracts; the anticipated revised timing of Hoku Materials pilot production and polysilicon reactor demonstration and the anticipated financial benefits to Hoku Materials resulting from this revised timing; its ability to meet the delivery schedule in its agreement with its existing customers; Hoku Materials’s expansion plans; Hoku Scientific's future financial performance; its business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's respective filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CONTACT for Hoku Scientific:

Tel:	808-682-7800
Email:	ir@hokusci.com